Exhibit 5.1

Ashurst Perkins Coie LLP 1120 N.W. Couch Street 10th Floor Portland, OR 97209-4128	T. +1.503.727.2000 F. +1.503.727.2222 ashurstperkinscoie.com

July 6, 2026

Digimarc Corporation

8500 SW Creekside Place

Beaverton, Oregon 97008

Re:	Registration Statement on Form S-8 of Shares of Common Stock of Digimarc Corporation (the “Company”)

Ladies and Gentlemen:

We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which you are filing with the Securities and Exchange Commission with respect to (i) an aggregate of 1,060,000 shares (the “Inducement Shares”) of common stock, $0.001 par value per share, of the Company (the “Common Stock”), which may be issued to an executive officer of the Company in connection with the redemption of certain long-term incentive units in DMRC LLC granted as an inducement material to such executive officer’s acceptance of employment with the Company pursuant to an Inducement LTIP Unit Award Agreement, effective as of July 6, 2026 (the “Inducement Award”), and (ii) an additional 583,908 shares of Common Stock issuable pursuant to the Digimarc Corporation 2018 Incentive Plan, as amended (the “Plan”), which have again become available for issuance under the Plan pursuant to the share counting, share recycling and other terms and conditions thereof (such shares of Common Stock, together with the Inducement Shares, the “Shares”).

We have examined the Registration Statement and such documents and records of the Company as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that any Shares issued by the Company pursuant to the Inducement Award or the Plan, as applicable, upon registration by its registrar of such Shares and the issuance thereof by the Company in accordance with the terms of the Inducement Award or the Plan, as applicable, and the receipt of consideration for such Shares in accordance with the terms of the Inducement Award or the Plan, as applicable, will be legally issued, fully paid and nonassessable.

This opinion is limited in all respects to the Business Corporation Act of the State of Oregon. We express no opinion as to any other law or any matter other than as expressly set forth above. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Digimarc Corporation

July 6, 2026

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very Truly Yours,

/s/ ASHURST PERKINS COIE US LLP

ASHURST PERKINS COIE US LLP